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Exhibit 99.1

SGI REPORTS THIRD-QUARTER RESULTS

MOUNTAIN VIEW, Calif. (April 21, 2003)—SGI (NYSE: SGI) today announced results for its third fiscal quarter, which ended March 28, 2003. Revenue for the quarter was $217 million, compared with $263 million for the previous quarter. Gross margin was 37.1%, compared with 43.5% for the previous quarter. Operating expenses were $128 million. This resulted in an operating loss of $47.9 million, compared with an operating loss of $8.6 million for the previous quarter, and a net loss of $35.0 million, compared with a net loss of $17.0 million for the previous quarter.

"The defense industry remains a bright spot for us and is growing year-over-year, with evidence of continuing momentum in this sector," said Bob Bishop, chairman and CEO of SGI. "We're also encouraged by the early response to our new Altix line of Linux superclusters and servers in its first quarter of shipments. However, in this period of global uncertainty, heightened by the war in Iraq, customers have continued to delay larger project commitments. We are not in any way satisfied with these results, and are taking action to accelerate the adoption of our new products and to improve our financial condition. Today we announced an exchange offer to extend the maturity of our senior convertible debt and strengthen customer confidence. These actions will also ensure that we remain well-positioned to take advantage of a market turn-around as it occurs."

As of March 28, 2003, unrestricted cash, cash equivalents, and marketable investments were $141 million, compared with $182 million for the previous quarter. Restricted cash at March 28, 2003 of $49.6 million included $35 million deposited to secure letters of credit under our asset-based line of credit.

In April 2003, SGI renewed its asset-based line of credit with Foothill Capital Corporation to provide for up to $50 million of available credit, based on a broader definition of eligible accounts receivable and inventory. "We were pleased with the renewal process, which resulted in more favorable terms," said Jeff Zellmer, CFO of SGI. "We currently expect a significant portion of our Q3 ending cash collateral to be released this quarter under the new facility."

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The dial-in number is (888) 208-1824 and the Webcast site is www.sgi.com. An audio replay of this call will be available after 5 p.m. PST today at (888) 203-1112 (passcode: 469850) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/. International investors can dial (719) 457-2637. The international replay number is (719) 457-0820 (passcode: 469850).

About SGI

SGI (NYSE: SGI), also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and the management of complex data. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine's 2003 list of "Top 100 Companies to Work For." With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	March 28, 2003	March. 29, 2002	March 28, 2003	March. 29, 2002
	(unaudited)		(unaudited)
Product and other revenue	$113,233	$199,095	$403,593	$685,001
Service revenue	103,894	114,509	317,990	371,883

Total revenue	217,127	313,604	721,583	1,056,884
Costs and expenses:
Cost of product and other revenue	75,528	109,855	246,534	365,353
Cost of service revenue	61,118	70,358	182,929	237,766
Research and development	44,911	43,093	130,474	132,808
Selling, general and administrative	80,247	100,106	241,110	354,937
Other operating expense, net(1)	3,200	10,512	17,461	42,544

Total costs and expenses	265,004	333,924	818,508	1,133,408

Operating loss	(47,877)	(20,320)	(96,925)	(76,524)
Interest and other income (expense), net	(2,395)	657	(10,403)	(10,561)
Other non-recurring income (expense), net	—	(2,400)	—	40,025 (2)

Loss before income taxes	(50,272)	(22,063)	(107,328)	(47,060)
Income tax benefit	(15,285)	(32,400)	(14,272)	(37,427)

Net (loss) income	$(34,987)	$10,337	$(93,056)	$(9,633)

Net (loss) income per common share—basic	$(0.17)	$0.05	$(0.46)	$(0.05)

Net (loss) income per common share—diluted	$(0.17)	$0.05	$(0.46)	$(0.05)

Shares used in the calculation of net (loss) income per common share—basic	201,990	196,372	200,805	193,784

Shares used in the calculation of net (loss) income per common share—diluted	201,990	202,484	200,805	193,784

(1)
Represents charges for and changes in previously estimated restructuring costs.

(2)
Includes a $64 million gain from the sale of 60% of our interest in SGI Japan in the nine-month period ended March 29, 2002.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 28, 2003	June 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$140,847	$213,302
Short-term marketable investments	470	4,878
Short-term restricted investments	49,559	43,506
Accounts receivable, net	138,248	193,992
Inventories	86,511	109,410
Prepaid expenses and other current assets	60,617	66,525

Total current assets	476,252	631,613
Restricted investments	1,421	1,183
Net property and equipment	121,684	160,282
Other assets	111,101	117,041

	$710,458	$910,119

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$85,723	$92,326
Accrued compensation	40,915	46,734
Income taxes payable	8,957	10,369
Other current liabilities	160,780	219,236
Deferred revenue	150,746	168,283

Total current liabilities	447,121	536,948
Long-term debt	295,743	308,631
Other liabilities	110,063	119,181

	852,927	964,760
Total stockholders' deficit	(142,469)	(54,641)

	$710,458	$910,119

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  SGI REPORTS THIRD-QUARTER RESULTS
SILICON GRAPHICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share amounts)
SILICON GRAPHICS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)